The Directors
Warwick International Group Limited
Mostyn
Holywell
Flintshire
CH8 9HE

The Directors
Sequa Corporation
200 Park Avenue
New York
New York
10166
USA

September 2003

Dear Sirs,

HSBC Bank plc (`the bank') is pleased to offer Warwick International Group Limited (registered in England with number 2386927) ("WIGL") and Sequa Corporation (registered in the State of Delaware USA with number 13-1885030) ("Sequa") banking facilities ('the Facilities') on the terms referred to below but otherwise subject to normal banking terms and conditions.

The bank recommends that you each seek independent advice before accepting the offer in this letter.

Facilities

Drawings may be made by each of WIGL and Sequa under the following Facilities, provided that the aggregate amount of drawings at any time by both Sequa and WIGL shall not exceed USD 50,000,000 (the "Limit").

Engagements ("Engagements Facility")	USD45,000,000
Standby Letters of Credit ("L/C Facility")	USD 5,000,000

Availability

The bank may at any time withdraw the Facilities and/or demand repayment of all sums owing. Subject to this, the Facilities are due for review in May 2004.

The term "repayment" has the meaning given in the Appendix headed "Interpretation".

Purpose
The Engagements Facility may be utilised by WIGL or Sequa only to provide letters of credit, bonds or guarantees to beneficiaries in accordance with the terms of this letter.

The L/C Facility may be utilised by WIGL or Sequa only by way of request to the bank to issue a letter of credit to HSBC (USA) (on terms and conditions set out within this letter), to enable HSBC (USA) to issue bonds, guarantees or letters of credit (for an aggregate amount not greater than the limit applicable to the L/C Facility) to beneficiaries.

Fees - the Engagements Facility

1.75% per annum payable quarterly in advance to the bank on bonds, guarantees or letters of credit issued under the Engagements Facility, (subject to a minimum fee of GBP British Pound 60 per quarter per bond/guarantee/letter of credit).

Fees - L/C Facility

1.75% per annum payable quarterly in advance to the bank on each bond, guarantee or letter of credit issued by the bank under the L/C Facility, (subject to a minimum fee of GBP British Pound 60 per quarter per bond, guarantee or letter of credit).

In addition, 0.5% per annum payable quarterly in advance by Sequa to HSBC (USA) upon issue of each standby letter of credit issued by it under the L/C Facility, subject to a minimum fee of USD 100 per quarter per standby letter of credit.

Payment of fees

All fees shall be debited to the account in the name of WIGL with the bank designated "Sequa/WIGL bonding charges". Sequa and WIGL each hereby irrevocably authorise the bank to debit such fees to that account.

Utilisation of the Facilities
If either WIGL or Sequa wish to utilise a Facility, it shall send a request to the bank (and in all cases such application shall be countersigned by the party not making the request):

(a)	specifying which of the Facilities is to be utilised;

(b)	specifying the date on which the relevant Facility is to be utilised;

(c)	specifying the proposed amount of utilisation;

(d)	specifying the currency in which the bond, guarantee or letter of credit is to be issued;

(e)	attaching the form of bond, guarantee or letter of credit to be issued by the bank;

(f)	specifying the expiry date for the bond, guarantee or letter of credit (which must be a date which falls not later than 18 months from the date of issue, unless the bank agrees otherwise);

(g)	specifying the beneficiary of the proposed bond, guarantee or letter of credit; and

(h)	specifying the instructions for delivery by the bank of the bond, guarantee of letter of credit.

For the avoidance of doubt, the bank shall not be obliged to issue a bond, guarantee or letter of credit under this letter unless the bank, in its absolute discretion, accepts the terms of the bond, guarantee or letter of credit it is requested to issue.

Currency

All bonds, guarantees and letters of credit issued under the Facilities shall be denominated in US Dollars, unless the bank agrees to issue in an alternative currency.

If a bond, guarantee or letter of credit is issued by the bank in a currency other than US Dollars (an "Alternative Currency"), the bank shall, for the purposes of calculating the total utilisation of the Facilities (and therefore whether the Limit has been exceeded), from time to time and on dates determined by it in its discretion, recalculate the Dollar Equivalent of the amount of all bonds, guarantees and letters of credit issued in an Alternative Currency.

If, after any calculation described above is undertaken by the bank, it is apparent that the amount of all bonds, guarantee and letters of credit issued under the Facilities is greater than the Limit, Sequa and/or WIGL shall lodge cash cover (in US Dollars) with the bank equal to an amount by which the Limit is exceeded. If, after any subsequent re-calculation, it is apparent that the utilisations under the Facilities are, in aggregate, equal to or less than the Limit, the bank shall release to Sequa or WIGL, as applicable, cash cover previously placed with the bank pursuant to this paragraph by way of cover for currency fluctuations.

Security

The repayment and discharge of all monies at any time owing in respect of the Facilities will be secured by all security (the "Security") at any time given to the bank in respect of the liabilities of Sequa and/or WIGL in respect of the Facilities to the bank. The Security is required as a secondary source of repayment in the event that Sequa and/or WIGL fail to make the payments or repayments in respect of the Facilities as set out in this letter.

Without limiting the above, the security listed in the attached Security Schedule is to be held.

All costs, fees and expenses, as mentioned in the General Terms and Conditions attached to this letter, shall be payable by Sequa and WIGL.

By accepting this offer each of Sequa and WIGL agrees to provide immediately to the bank upon the bank's request made at any time or times full cash cover in respect of any of the actual prospective or contingent liabilities of Sequa or WIGL owing at any time to the bank in respect of the Facilities referred to in this letter.

The bank will take into account, in deciding whether to demand cash cover and how much cash cover to demand, any cash hypothecated to the bank by the security described in paragraph i) of the Security Schedule.

The term "cash cover" has the meaning given in the Appendix headed "Interpretation".

Conditions Precedent

The Facility will not become available until the following pre-conditions have been complied with:

a)	receipt by the bank of a valuation of the Mostyn site by an independent professional valuer, addressed to the bank, showing a valuation of not less than British Pound 5,000,000;

b)	the security mentioned in the Security Schedule shall have been perfected to the bank's satisfaction, of which the bank shall be the sole judge;

c)

an undertaking from Sequa to the bank that cash held on its balance sheet will not be used to repay borrowings of Sequa's 8.875% notes ($300 million) and 9% notes ($498 million) prior to maturity other than:

(1)	where the bank has consented in writing to any such repayment being made; or

(2)	repayments of such borrowings up to an aggregate limit of $25,000,000 during the period for which the Facilities remain available for utilisation by Sequa and/or WIGL;

d)	audited accounts relating to WIGL for the year ended 31/12/02 having been supplied to the bank;

e)	an undertaking to the bank from each of Langtham Limited and Ladlebase Limited regarding the payment of dividends; and

f)

a certified copy of a Form 403a sworn by a director of Ladlebase Limited in respect of a charge dated 28 November 1968 in favour of The Commercial Union Assurance Co. Limited, and confirmation that that form has been filed at Companies House.

The Facilities shall be subject to the General Terms and Conditions and Security Schedule and the further terms and conditions set out in the Appendices attached to this letter, but otherwise subject to the bank's Business Banking Terms and Conditions, a copy of which is available on request.

Variation of Terms

The bank may at its discretion change any of the facility terms and conditions set out above by giving at least 30 days' written notice to Sequa and WIGL. No such variation shall take effect until no earlier than 30 days from the date of such notice.

This shall be without prejudice to the rights of the bank to make demand for repayment of the Facilities at any time.

Termination

Either WIGL or Sequa may terminate the Facilities referred to in this letter at any time by providing to the bank, in an amount and on terms satisfactory to the bank, full cash cover in respect of all of the actual prospective or contingent liabilities of Sequa and WIGL owing at such time to the bank in respect of the Facilities referred to in this letter.

Additional Matters

In considering from time to time the continuation of the Facilities, the bank will have particular regard to the matters listed on the attached pages headed "Additional Matters". Regardless of whether such Additional Matters are being observed, the bank may still at any time withdraw all or any of the Facilities and/or demand repayment of all sums owing. The term "repayment" has the meaning given in the Appendix headed "Interpretation".

Counterparts

This letter may be executed in any number of counterparts and by the parties on separate counterparts but shall not be effective until each party has executed at least one counterpart. Each counterpart, when executed, shall be an original of this letter and all counterparts shall together constitute one instrument.

To accept this offer please arrange for the enclosed copy of this letter to be signed and returned.

Yours faithfully,

Ian Noke

Commercial Banking Manager

For and on behalf of HSBC Bank plc.

GENERAL TERMS AND CONDITIONS

1	DRAWINGS

Utilisation of the Facilities shall not at any time exceed the Limit.

The bank may at any time refuse payment or acceptance of any cheque, bill or other order for payment which would result in the Limit being exceeded.

In addition, the bank may at any time refuse to allow any drawing or other disposal against any credit balance on any of the accounts of Sequa and/or WIGL if, as a result, the Limit would be exceeded.

2	PAYMENT AND APPLICATION OF CREDIT MONIES

Sequa and WIGL, by accepting the terms of this letter, irrevocably authorise the bank at any time in its sole discretion, with or without prior notice to them, to pay and apply any monies from time to time standing to the credit of any of their accounts with the bank (whether in sterling or any other currency, on current account or on any term or deposit account but not accounts expressly designated as trust accounts) ('the Accounts') in and towards satisfaction of any indebtedness or liability to the bank in respect of the Facilities.

In connection with the above Sequa and WIGL further irrevocably authorise the bank to:

(i)	bring to an end any fixed deposit period applying to any of the Accounts and to adjust any interest payable by the bank;

(ii)	convert one currency to another, and if it does, to do so at its then prevailing spot selling rate of exchange for that currency;

and in doing so Sequa and WIGL agree that the bank shall have no liability to Sequa or WIGL.

Nothing in this paragraph shall prevent the exercise by the bank at any time of any other right of set-off or of combination of accounts in and towards satisfaction of any indebtedness to the bank in respect of the Facilities.

3	PAYMENTS

All payments shall be made at such branch or office as the bank may specify from time to time. Such payments shall be made without any set-off or deduction in the currency of denomination in which the payment is due and in such funds as the bank may reasonably require. Payments shall be made on a Business Day and on the due date for such payment or if that day is not a Business Day on the next Business Day.

4	DOLLAR EQUIVALENT

The Dollar Equivalent of any amount denominated in another currency shall be calculated by reference to the bank's then prevailing spot selling rate of exchange for the relevant currency of denomination against US Dollars. The aggregate Dollar Equivalents of all drawings outstanding and/or proposed will be calculated at such time as the bank shall determine before the drawdown of each drawing, for the purpose of determining compliance or otherwise with the Limit.

5	LIMIT OBSERVANCE

The aggregate amount for the time being (or its Dollar Equivalent where appropriate) of the bank's actual or potential liability or risk in respect of the Facility shall not at any time exceed the Limit. In the case of a potential liability or risk the relevant amount shall be as estimated by the bank.

6	TERMS RELATING TO FACILITY AVAILABLE IN A CURRENCY OTHER THAN STERLING

6.1	Interest

From one Business Day to the next interest will accrue on a daily basis and on the basis that there are 360 or 365 days in each year (as appropriate) on the aggregate debit balance on the currency account at the relevant percentage per annum over the bank's relevant Currency Base Rate as varied from time to time. The Currency Base Rate for a currency may vary depending upon whether drawings are made on demand or under prior notice to the bank. Interest calculated on whichever of these bases is appropriate will be payable in respect of each of the 365 days in a calendar year (366 in a leap year). Such interest shall be calculated up to and including the last Business Day of each May and November or upon earlier termination of the Facility and debited in arrears on such day as the bank shall determine to the relevant currency account together with any applicable commission charge in accordance with the bank's then current tariff.

For the avoidance of doubt, the issue of any letter of credit, bond or guarantee under either the L/C Facility or the Engagements Facility does not in itself give rise to a debit from an account of either WIGL or Sequa.

Without affecting Paragraph 8.4 below, interest and fees after demand will be charged at the same rate and calculated on the same basis as before such demand.

6.2	Unavailability

If in the bank's opinion deposits in a currency are unavailable to the bank at any time to finance any drawing on the relevant currency account such drawing may at the bank's discretion be re-denominated in such currency as the bank shall determine by reference to the bank's then prevailing spot selling rate of exchange for the outstanding currency against the currency of re-denomination and any re-denominated drawing shall be similarly subject to re-denomination.

6.3	Credits

All payments into a currency account shall be made in the relevant currency and by credit to the bank's account with such banking office in the relevant financial centre (the 'Relevant Office') as the bank may require.

The following shall apply for the purpose of ascertaining the Business Day on which currency accounts will be credited with good value in respect of credits received in the same currency as the account:-

(a)

In respect of a properly completed, authenticated, interbank payment instruction/order ('the advice') received by the bank on a Business Day within timescales determined by the bank and issued by a banking office acceptable to the bank, advising that the bank's account with the Relevant Office has been credited for value on or prior to the date the bank received such advice, value shall be deemed to have been received for payments denominated in:-

(i) US $,Canadian $ and euro on the date of receipt of the advice;

(ii) currencies other than US $, Canadian $ and euro (but including any national currency unit) on the Business Day after receipt of the advice.

If such advice is received by the bank on a Business Day but after timescales determined by the bank payment shall be deemed to have been made one Business Day later than would otherwise have been the case.

(b)	In the case of any other method of payment, it shall be deemed to have been made on such Business Day as the bank shall determine in accordance with the bank's normal practice.

6.4	Variation upon re-denomination

Upon any re-denomination, for any reason, the bank may vary the terms of the Facility relating to notice periods, interest rates, the basis of interest calculations and the value dating of credits received, if the bank shall consider that these terms are not appropriate for the re-denominated currency.

6.5	Termination

If the bank shall demand repayment the bank may at any time re-denominate in Sterling any amount due at the bank's then prevailing spot selling rate of exchange for the relevant outstanding currency against Sterling. The provisions of Paragraph 6.4 above shall remain in force following such redenomination.

6.6	Euro

In this letter 'euro' shall mean the 'euro unit' as defined in Regulation (EC) No. 1103/97 pronounced by the Council of the European Union and 'national currency unit' shall have the meaning given to such expression by such Regulation, namely a unit of the currency of a participating Member State, as that unit is defined on the day before the start of the third stage of Economic and Monetary Union.

The bank shall not be under any obligation to accept any instructions, receive or make any payment or carry out any other transaction denominated in the euro or in any national currency unit ('Transactions') on a day on which the bank is not normally open for general business in the relevant jurisdiction where such Transactions are to be received or carried out, whether or not such a day is a Business Day for transactions in the euro or the relevant national currency unit.

7	REPAYMENTS AND DRAWINGS ON THE SAME DAY

Should a drawing be due for repayment on a day when Sequa and/or WIGL is entitled to make a drawing, the bank may require the amounts of such drawings to be netted and only the difference in amount (if any) to be paid. Should the relevant drawings be denominated in different currencies, any difference so required will be calculated at such time before such netting as the bank shall determine by the application of the bank's then prevailing spot selling rate of exchange for the currency of denomination due to the bank against the currency of denomination to be drawn by Sequa and/or WIGL as appropriate.

8	COSTS

On written demand by the bank Sequa and WIGL shall pay to the bank all costs, expenses, fees (including but not limited to any legal, security and valuation fees), stamp duty, taxes and other charges, and registration costs incurred or charged by the bank in connection with the negotiation, preparation, investigation, administration, supervision or enforcement of the Facilities, this letter or any security.

9	ENVIRONMENTAL RESPONSIBILITY

(a)

WIGL, by accepting the Facilities, warrants and represents to the bank that insofar as it is aware it not in breach in any material way with any applicable current laws, regulations and practices relating to the protection of the environment from pollution ('the environmental responsibility') and, except as disclosed in writing to the bank either before the date of this letter or afterwards, is not aware of any circumstances which may give rise to such a breach in the future.

WIGL, by accepting the Facilities, indemnifies the bank against all losses, claims, damages, costs, or any other liability which might arise (by reason of the bank providing the Facilities and/or having a security interest in the assets of WIGL or any subsidiary of WIGL) in respect of a breach of, or a failure to meet, an environmental responsibility.

(b)

Sequa, by accepting the Facilities, warrants and represents to the bank that insofar as it is aware it is, and it will procure that WIGL and its subsidiaries will not be in breach in any material way of their respective environmental responsibilities, and it is not aware of any circumstances, except as disclosed in writing to the bank either before the date of this letter or afterwards, which may give rise to such a breach in future.

Sequa, by accepting the Facilities, indemnifies the bank against all losses, claims, damages, costs or any other liability which might arise (by reason of the bank providing the Facility and/or having a security interest in any assets of any subsidiary of Sequa) in respect of a breach of, or a failure to meet, an environmental responsibility.

(c)	Regardless of whether such warranties and representations are being observed, the bank may still at any time withdraw all or any of the Facilities and/or demand immediate repayment of all sums owing.

10	DEMAND AND NOTICE

Unless otherwise advised by the bank any demand or notice under this letter by the bank may be made or given by any manager or officer of the bank by letter addressed to Sequa and/or WIGL or any officer of Sequa and/or WIGL sent by first class post to or left at the address of Sequa and/or WIGL, as applicable last known to the bank or at the registered office of Sequa and/or WIGL, as appropriate, or by fax or other electronic means to the last known fax number or electronic mail address of Sequa and/or WIGL, as applicable. If sent by post to WIGL, the demand or notice shall be deemed to have been made or given at noon the day following the day the letter was posted. If sent by post to Sequa, the demand or notice shall be deemed to have been made or given at noon on the day falling 3 days after the day the letter was posted. If sent by fax or other electronic means, the demand or notice shall be deemed to have been made or given at the time of transmission.

11	INFORMATION

Each of Sequa and WIGL will provide, promptly, any financial or other information that the bank may, from time to time, reasonably request. The information that the bank asks for is required to enable it to understand the financial position of Sequa, WIGL and their respective subsidiaries to ensure that Sequa and WIGL are able to meet their respective obligations as set out in this letter.

12	FORCE MAJEURE

The bank shall not be liable to Sequa or WIGL for any loss, damage or delay attributable in whole or part to action by any government or government agency or other force majeure and in particular but not limited to strikes, industrial action, whether involving the bank's staff or not, equipment failure or interruption of power supplies. The bank will always endeavour to give notice generally to customers of any anticipated delays by notices in branches.

13	CERTIFICATES

The bank's certificate of any sum due from Sequa or WIGL under the terms of this letter shall (apart from obvious mistake) be conclusive.

14	BUSINESS DAY

Business Day shall mean a day and time on which the relevant banking offices, exchanges and markets are open for business, both in London and in any relevant financial centre for the currency and transaction involved.

15	GOVERNING LAW AND JURISDICTION

The Facilities and all matters (including the terms and conditions) relating to or arising out of or in connection with it shall be subject to and construed in accordance with the laws of England and Wales. Sequa, WIGL and the bank irrevocably submit to the non-exclusive jurisdiction of the courts of England and Wales.

The bank acknowledges that bonds, letters of credit and guarantees may be issued subject to laws other than the laws of England and Wales, subject to the terms of this letter. This does not affect the governing law of this letter.

16	BONDS, GUARANTEES AND LETTERS OF CREDIT - INSOLVENCY

If, after receipt of any payment (a "Relevant Payment") under this letter or the Security, the bank is compelled, for any reason or by the laws of any jurisdiction, to repay that payment or to surrender the Relevant Payment to any other person or entity, (in circumstances where the Relevant Payment is determined to be void or voidable as a preference or any equivalent void or voidable transaction under the laws of any other relevant jurisdiction), the obligations of Sequa and WIGL under this letter shall continue in full force and effect, and the bank may retain the Security (notwithstanding any contrary action (including any release) given by the bank in reliance upon the Relevant Payment and on the assumption that the bank would be entitled to retain the Relevant Payment). Any such contrary action shall be without prejudice to the Bank's rights under this letter, the Security or any applicable laws, and such action shall be deemed to have been undertaken conditional on the Relevant Payment being final, unconditional and irrevocable.

Appendix

ENGAGEMENTS FACILITY

L/C FACILITY
1	DRAWINGS

Notwithstanding any other provision in this letter:

(a) Drawings in respect of the Facilities shall be subject to the bank's current practice from time to time which practice will (on request) be explained as drawings are requested.

(b)

The bank reserves the right in its absolute discretion to decide whether or not a drawing may be made under the Facilities, and to specify conditions only upon compliance with which such drawing may be made.

SECURITY SCHEDULE

The following security shall be held in respect of the Facilities:

a)	Freehold property comprising a 50 acre site at Mostyn, Holywell, Flintshire. First Legal Charge to be given by WIGL.

b)

Debenture including Fixed Equitable Charge over all present and future freehold and leasehold property; First Fixed Charge over, among other things, book and other debts, chattels, goodwill and uncalled capital, both present and future; and First Floating Charge over all assets and undertaking both present and future to be given by WIGL.

c)

Debenture including Fixed Equitable Charge over all present and future freehold and leasehold property; First Fixed Charge over, among other things, book and other debts, chattels, goodwill and uncalled capital, both present and future; and First Floating Charge over all assets and undertaking both present and future to be given by Warwick International Limited.

d)

Debenture including Fixed Equitable Charge over all present and future freehold and leasehold property; First Fixed Charge over, among other things, book and other debts, chattels, goodwill and uncalled capital, both present and future; and First Floating Charge over all assets and undertaking both present and future to be given by Ladlebase Limited.

e)

Debenture including Fixed Equitable Charge over all present and future freehold and leasehold property; First Fixed Charge over, among other things, book and other debts, chattels, goodwill and uncalled capital, both present and future; and First Floating Charge over all assets and undertaking both present and future to be given by Langtham Limited.

f)	Unlimited Multilateral Company Guarantee to be given by WIGL, Warwick International Limited, Ladlebase Limited and Langtham Limited to secure all liabilities of each other.

g)

Unlimited Multilateral Company Guarantee to be given by WIGL, Warwick International Limited, Ladlebase Limited and Langtham Limited and Sequa Limited to secure all liabilities of each other under arrangements as covered by separate facility letter. For the avoidance of doubt, Sequa Limited is not party to the security arrangements for the Facility.

h)	Mortgage of Shares in relation to the Overseas Subsidiaries.

i)

Cash to be hypothecated in an account with HSBC at a minimum level of GBP British Pound 5m rising to British Pound15m over time (as detailed within the 'additional matters' section within this facility letter).

j)	A report on title from Addleshaw Goddard to the bank in respect of the Property at Mostyn.

k)

Board and shareholder resolution from WIGL, Warwick International Limited, Langtham Limited and Ladlebase Limited in respect of the security described in this schedule created by each of them, in a form acceptable to the bank.

l)	A board resolution of Sequa approving the terms of this letter.

The "Overseas Subsidiaries" means:

(a)	Warwick Benbassat SA (Spain);

(b)	Warwick Massa SpA (Italy);

(c)	Warwick France SA (France);

(d)	Esimit SpA (Italy);

(e)	Warwick International de Brasil LTDA (Brazil);

(f)	Warwick South Africa (Pty) Limited (South Africa);

(g)	Warwick Portugal SA (Portugal);

(h)	Warwick Adriss SAS (France);

(i)	Esimit France SA (France);

(j)	Esimit Technology (Slovenia).

ADDITIONAL MATTERS

Notwithstanding anything contained in the following provisions, such provisions shall be read at all times subject to the paragraph headed "Additional Matters" in the attached letter.

1)

Adjusted Consolidated Tangible Net Worth of the extended WIGL Group shall not be less than a minimum amount of GBP British Pound 60,000,000 for 2003, GBP British Pound 65,000,000 for 2004 and GBP British Pound 70,000,000 for 2005.

To be tested quarterly.

The 'extended WIGL Group' means WIGL, Warwick International Limited, the Overseas Subsidiaries, Langtham Limited and Ladlebase Limited.

2)	No dividend or distribution shall be paid or declared by WIGL, Langtham Limited or Ladlebase Limited to their respective shareholders, other than:

(a)	where the bank has consented in writing to such payment being made; or

(b)

payment of a dividend of not greater than British Pound 12,500,000 on or before 31 Dec 2003, subject to the Tangible Net Worth Covenant in 1) above being complied with before and after payment of that dividend has been made.

3)

None of the companies within the extended WIGL Group shall provide financial support in excess of GBP British Pound 1,000,000 (cumulative) whether by way of loan, extension of credit, indemnity, guarantee, security or otherwise to any company outside the extended WIGL Group without the bank's prior written consent.

4)	No Bonds, Guarantees or Standby Letters of Credit shall have a term of more than 18 months without the bank's prior written consent .

5)

Any new Bonds, Guarantees or Standby Letters of Credit exceeding USD 1,000,000 will require the prior approval of the bank (and for the avoidance of doubt the bank is deemed to be HSBC Bank plc in UK).

6)

Borrowings of the extended WIGL Group shall not exceed an amount equal to 0% of adjusted Consolidated Tangible Net Worth at anytime without the prior written consent of the bank (i.e. nil net gearing). To be tested quarterly.

7)	Audited individual and consolidated UK statutory accounts are to be submitted not later than six months after the balance sheet date.

8)

Monthly management accounts in a form acceptable to the bank, of which the bank shall be the sole judge, are to be submitted within 28 days of the end of the month to which they relate. Such management accounts are to contain:

-detailed profit and loss accounts,
- individual/consolidated balance sheets,
- comments on material deviations to budget.

The management accounts will, where applicable, compare actual performance with forecast performance.

9)

A minimum of GBP 5,000,000 cash collateral is to be held with HSBC at all times on a specifically designated account. The minimum level of cash collateral shall increase to GBP 9,000,000 by 30 June 2004, to GBP 13,000,000 by 30 June 2005 and to GBP 15,000,000 by 30 June 2006.

10)	The level of utilisation of the Facility shall at all times be covered to 100% by assets subject to the following formula:-
	Security Cover
	Allowance

a) Cash	100%	(for the avoidance of doubt cash held on the cash collateral account forms part of the calculation)

b) Stock	50%

c) Trade Debtors	70%	(for the avoidance of doubt eligible debtors comprise free debtors less than 90 days excluding any inter-company indebtedness)

d) Freehold Property	70%	(subject to a minimum professional valuation of Charged GBP 5,000,000 relating to the Mostyn site).

A proportionate mix of assets is to be maintained in this calculation.

Such formula to be tested quarterly.

11)	All bonds issued are to be counter-indemnified by Sequa (whether or not issued on behalf of Sequa).

12)

Should at any time any borrowings of Sequa or any of its Subsidiaries (ie Loan notes, securitisation etc) be in default for any reason, then given the on demand nature of the Facilities, demand for repayment of the Facilities may be made by the bank.

13)	Sequa and WIGL shall provide to the bank each quarter a Certificate confirming compliance with the above Additional Matters.

Definitions

Consolidated Adjusted Tangible Net Worth shall mean Shareholders' Funds less Intangible Assets plus non-redeemable preference shares.

Shareholders Funds shall mean the aggregate of the amount paid up under ordinary share capital, the share premium account, the capital reserve accounts and retained earnings, and any asset revaluation reserves.

Intangible Assets shall mean assets such as goodwill, patents, brand names and other types of asset which have been given 'intellectual value'.

INTERPRETATION

In this letter, the following terms shall have the meaning set out beside them:

"repayment" means, in respect of any engagement or standby letter of credit issued by the bank under the Facilities:

(i)	provision by Sequa and/or WIGL of cash cover in the same currency in which any engagement or standby letter of credit issued by the bank under the Facilities is denominated; or

(ii)	reducing the amount that may be demanded under any engagement or standby letter of credit issued by the bank under the Facilities; or

(iii)

cancelling any engagement or standby letter of credit issued by the bank under the Facilities or providing other evidence acceptable to the bank that the person to whom any such engagement or standby letter of credit has been issued is no longer relying upon the same.

"cash cover" means, in respect of any engagement or standby letter of credit issued by the bank under the Facilities, payment by Sequa and/or WIGL to the bank of an amount, in the currency in which the relevant engagement or standby letter of credit issued by the bank under the Facilities is denominated, equal to the outstanding amount of the relevant engagement or standby letter of credit issued by the bank under the Facilities, and payment by the bank of that sum into an account in the name of Sequa and/or WIGL which shall be charged to the bank (in a manner acceptable to the bank) and from which the only withdrawals which may be made are to reimburse the bank for any payment which the bank has made on behalf of Sequa and/or WIGL under any engagement or standby letter of credit issued by the bank under the Facilities.

ACCEPTANCE

Warwick International Group Limited and Sequa Corporation accept the offer and all the terms and conditions contained in the attached letter dated September 19, 2003.

We irrevocably authorise the bank to pay and apply our credit monies as mentioned in the letter.

We authorise the bank to debit the fees referred to in the letter to the account of WIGL named "Sequa/WIGL bonding charges" current account.

Date:

Director:

Director/Secretary:

(Signed for and on behalf of Warwick International Group Limited, pursuant to a Resolution of the Board of Directors passed on September 5, 2003)

Date:

Director:

Director/Secretary:

(Signed for and on behalf of Sequa Corporation, pursuant to a Resolution of the Board of Directors passed on June 26, 2003)